Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No 333-188767) pertaining to the WPX Energy, Inc. 2013 Incentive Plan

(2)
Registration Statement (Form S-8 No 333-178388) and the related post-effective amendment No. 1 pertaining to the WPX Energy, Inc. 2011 Incentive Plan and the WPX Energy, Inc. 2011 Employee Stock Purchase Plan

of our report dated February 27, 2014 with respect to the consolidated financial statements and schedule of WPX Energy, Inc. and the effectiveness of internal control over financial reporting of WPX Energy, Inc., included in this Annual Report (Form 10-K) of WPX Energy, Inc. for the year ended December 31, 2013.
/s/ Ernst & Young LLP
Tulsa, Oklahoma
February 27, 2014